Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

PREDICTIVE ONCOLOGY INC.

(a Delaware corporation)

Predictive Oncology Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.                   That the Board of Directors of the Corporation (the “Board”) has duly adopted resolutions (a) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) setting forth the proposed amendment to the Certificate of Incorporation and (b) declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with Section 242 of the DGCL.

2.                   The amendment to the Certificate of Incorporation set forth in this Certificate of Amendment amends the Certificate of Incorporation as heretofore in effect as follows:

Section 1 of the Certificate of Incorporation is hereby amended and replaced with the following:

“1. Name. The name of the corporation is “Axe Compute Inc.” (the “Corporation”).”

3.                   Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was duly adopted and approved in accordance with the provisions of Sections 141 and 242 of the DGCL.

4.                   That except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

5.                   This Certificate of Amendment shall be effective at 8:00 AM Eastern Time on December 11, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be duly executed this 8th day of December, 2025.

PREDICTIVE ONCOLOGY INC.

By:   /s/ Josh Blacher

Josh Blacher, Chief Financial Officer